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EXHIBIT 10.2

AGREEMENT FOR PURCHASE AND SALE OF ASSETS

    THIS AGREEMENT (this "Agreement"), dated as of the 4th day of December, 2001, is made by and among OPTIO SOFTWARE, INC., a Georgia corporation (hereinafter collectively referred to as "Seller"), and M2 SYSTEMS CORPORATION, a Florida corporation (hereinafter "Purchaser").

RECITALS:

    WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all right, title, and interest in and to certain assets relating to Seller's application servicing business (the "Translink Assets"); and

    WHEREAS, the parties desire to enter into this Agreement, pursuant to which Purchaser will purchase from Seller and Seller will sell to Purchaser, all of the Translink Assets, and Purchaser agrees to assume certain identified liabilities of Seller relating to the Translink Assets upon the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties, covenants, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

    1.1  Sale of Assets.

      (a) Upon the terms and conditions set forth herein, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller (the "Transaction"), all of the Translink Assets (collectively, the "Purchased Assets") which assets include: (i) the fixed assets, furniture, fixtures and equipment as set forth on Schedule 1.1(a)(i); (ii) accounts receivable, contract rights, instruments and chattels; (iii) supply information, customer lists, customer files, ledger sheets and books, records and other information; (iv) intangible assets, good will, and Intellectual Property Assets (as defined below); (v) leases, leasehold interests, agreements and contracts listed on Schedule 1.1(a)(v) attached hereto; (vi) all of Seller's right, title and interest to the name "Translink" or any variations or deviations thereof; and (vii) all records relating to the Purchased Assets.

      (b) "Intellectual Property Assets" shall mean all of Seller's interests and rights to all United States and foreign registered, pending and common law, trade names, service marks, trademarks, domain names and logos pertaining to the Purchased Assets, including all of the goodwill associated with the Purchased Assets, all United States and foreign issued and pending patents, all United States and foreign copyrights, whether or not registered, rights of publicity, franchises and all technology rights and licenses, including computer software (all as set forth in Schedule 2.13 hereof) and all proprietary know-how, trade secrets, inventions, discoveries, developments, research, and formulas, whether or not patentable, and all other proprietary information or property relating to the Purchased Assets.

      (c) The Purchased Assets shall not include and Seller shall not sell, assign, convey, deliver or transfer to Purchaser (i) any and all other assets, properties and rights of Seller which are not related to the Purchased Assets, or (ii) Seller's rights under or pursuant to this Agreement (the "Excluded Assets").

    1.2  Assumed Liabilities.

      (a) The liabilities listed on Schedule 1.2(a) shall be referred to collectively herein as the "Assumed Liabilities." From and after the Closing Date, Purchaser shall only assume responsibility for the Assumed Liabilities. Purchaser shall not assume or be obligated to pay or discharge any liabilities, debts or obligations of Seller other than the Assumed Liabilities. In addition, Purchaser shall not assume or be obligated to pay or discharge Seller's obligations under any contracts, leases or obligations, other than those, if any, set forth on Schedule 1.2(a).

      (b) Seller shall pay all transfer, stamp and documentary taxes (if any) and all other taxes relating to the consummation of the transactions set forth herein.

    1.3  Liabilities Not Assumed.  All liabilities not expressly assumed by Purchaser shall be the sole responsibility of Seller, and Purchaser shall not be responsible for any liability or obligation of Seller not specifically assumed hereunder. Without limiting the foregoing, unless expressly assumed hereunder, Purchaser shall not be responsible for: (a) any of the Seller's liabilities for interest bearing debt, borrowed money or capital leases; (b) any products liability, or any other liabilities associated with the conduct of business through the use of the Purchased Assets, from and after March 28, 2000 through and including the Closing Date (including acts or omissions); (c) liabilities incurred by Seller in connection with this Agreement and the transactions contemplated herein; (d) any liability of Seller insured against to the extent such liability is paid by an insurer; (e) any expenses which are incurred by Seller in making or carrying into effect this Agreement or which are incidental thereto, including, without limitation, (i) any Transfer Taxes (as defined in Section 4.3 hereof) and (ii) any and all costs, expenses or liabilities of Seller that arise out of the sale herein contemplated or that arise after the Closing Date; and (f) any Pre-Closing Taxes (as defined in Section 4.3 hereof); and (g) any profit sharing contributions.

    1.4  Payment of the Purchase Price for the Purchased Assets.  Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties of Seller herein contained, and in consideration of the sale, conveyance, transfer, delivery, execution and assumption of (i) the Purchased Assets, and (ii) the Assumed Liabilities on the Closing Date, Purchaser agrees to issue Seller a promissory note in the aggregate principal amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) substantially in the form of Exhibit A attached hereto (the "Note").

    1.5  Purchase Price Allocation.  The Purchase Price shall be allocated to the Purchased Assets as set forth on Exhibit B. Purchaser and Seller agree to complete at Closing the Internal Revenue Service Form 8594, Asset Acquisition statement, in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") based upon Exhibit B. Purchaser and Seller agree to report the transactions contemplated by this Agreement consistently with the allocation set forth in Exhibit B (subject to any required adjustments) and to take no position in any examination, claim for refund, or any contest (administrative or judicial) of any adjustment to any return that is inconsistent with the allocation set forth in Exhibit B (subject to any required adjustments).

    1.6  Security Agreement.  The Note shall be secured by a security agreement substantially in the form of Exhibit C attached hereto (the "Security Agreement') providing the Seller with a security interest in the Purchased Assets.

    1.7  Closing.

      (a) Subject to the terms and conditions hereof, the closing (the "Closing") of the purchase and sale contemplated by this Agreement shall take place at the offices of Morris, Manning & Martin, L.L.P., 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia, simultaneously with the execution and delivery of this Agreement by the parties hereto (the "Closing Date").

      (b) At the Closing, Seller shall deliver to Purchaser such bills of sale, endorsements, certificates of title, assignments and other good and sufficient instruments of transfer and conveyance as may be required to effectively vest in Purchaser good and marketable title to the Purchased Assets, free and clear of all liens and encumbrances.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller hereby represents and warrants to Purchaser, as follows:

    2.1  Corporate Organization, etc.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia with all requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease the Purchased Assets. The Seller is in good standing and authorized to do business in each jurisdiction in which the character of its business makes such qualification necessary except for such jurisdictions where the failure to be in such standing and so authorized will not have a material adverse effect on the financial condition, business or results of operations of the Seller. Seller has all federal, state, local and foreign licenses, permits or other approvals required for the operation of its business as now being conducted, except where failure to have such licenses, permits or approvals would not have a material adverse effect on the financial condition, business or results of operations of the Seller.

    2.2  Authorization, etc.  Seller has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement and all actions contemplated herein which require the approval of Seller's directors or of Seller's shareholders have been duly received and Seller shall have delivered a certified copy of such duly adopted resolutions to Purchaser.

    2.3  No Violation.  Except as set forth in Schedule 2.3, Seller is not subject to or obligated under its articles of incorporation, bylaws, any foreign, federal, state and local laws, statutes, rules, regulations, codes, ordinances, plans, orders, judicial decrees, writs, injunctions, notices, decisions or demand letters issued, entered or promulgated pursuant to any foreign, federal, state, or local law (collectively, "Laws"), or any agreement or instrument, or any license, franchise or permit, which would be breached or violated by Seller's execution, delivery and performance of this Agreement. Seller is in compliance with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby, except where failure to comply would not have a material adverse effect on the Seller.

    2.4  Governmental Authorities.  Seller is not required to submit any notice, report or other filing with, and no consent, approval or authorization is required, by any governmental or regulatory authority in connection with their execution, delivery, consummation or performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain such consents, approvals, authorizations or to make such filings or notifications, would not be material to the Seller or have a material adverse effect on the Seller.

    2.5  No Undisclosed Liabilities.  Seller has no liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the Purchased Assets.

    2.6  Absence of Certain Changes.  Since October 31, 2001, except as set forth on Schedule 2.6 hereto, there has not been (a) any adverse change in the business, prospects, financial condition, earnings or operations of the Seller's business conducted through the use of the Purchased Assets; (b) any damage, destruction or loss, whether covered by insurance or not, adversely affecting the Purchased Assets; (c) to the Seller's knowledge, any adoption of any statute, rule, regulation or order which adversely affects the Purchased Assets; (d) any termination or waiver of any rights of value to the Purchased Assets; or (e) any agreement or understanding made or entered into to do any of the foregoing.

    2.7  Contracts.  Schedule 2.7 contains a schedule of, and copies of, all Contracts to which Seller is a party that relate to the Purchased Assets (except Schedule 2.7 shall not include agreements which do not exceed, in the case of any one agreement, an obligation of $1,000, and in the case of all agreements, an aggregate obligation of $5,000). Schedule 2.7 includes the names of all parties to each contract, the effective dates thereof and a brief description of the subject matter of such Contracts. The term "Contracts" shall include, but shall not be limited to, all oral (which shall be summarized in Schedule 2.7) and written contracts, agreements, agency agreements, license agreements, maintenance agreements, service agreements, loan agreements, mortgages, indentures, deeds of trust, guarantees, commitments, joint venture agreements, purchase and/or sale agreements, collective bargaining, union, consulting and/or employment contracts, leases of real or personal property, easements, distribution or dealer agreements and advertising agreements, each relating to the Purchased Assets. Seller is not in default under any Contract nor is Seller aware of any default by any other party to any Contract, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default under any Contract. All of the Contracts are in full force and effect and constitute legal, valid and binding obligations of the parties thereto in accordance with their terms, and are capable of assignment to Purchaser pursuant to this Agreement without any notice to or consent by any party except as specifically set forth on Schedule 2.7.

    2.8  True and Complete Copies.  Seller has made available to Purchaser true, accurate and complete copies of all Contracts. Copies of all additional agreements and documents delivered and to be delivered hereunder by Seller are and will be true and complete copies of such agreements and documents.

    2.9  Title and Related Matters.  Except as set forth in Schedule 2.9, Seller has good and marketable title to all of the properties and assets comprising the Purchased Assets including, without limitation, the Intellectual Property Assets, free and clear of all mortgages, security interests, liens, pledges, claims, escrows, options, rights of first refusal, indentures, easements, licenses, security agreements or other agreements, arrangements, contracts, commitments, understandings, obligations, charges or encumbrances of any kind or character.

    2.10  Litigation.  Except as set forth in Schedule 2.10, there is no suit, action, investigation or proceeding pending or, to the Seller's knowledge, threatened against Seller which, if adversely determined, would adversely affect the Purchased Assets, nor has the Seller received notice of any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Seller affecting the Purchased Assets, or which, insofar as can be reasonably foreseen, in the future may have, any such effect.

    2.11  Tax Matters.  The term "Tax" or "Taxes" means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium or property taxes, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines, penalties and additions to tax incurred under applicable federal, state, local or foreign tax law; provided, however, that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. Except as stated in Schedule 2.11, since March 27, 2000, there have been, and there are, no existing liens for Taxes upon any of the Purchased Assets. All applicable sales Taxes, to the extent due, were paid by the Seller when the Purchased Assets were acquired by Seller.

    2.12  Compliance with Law.

      (a) Seller has not previously failed and is not currently failing to comply with any applicable Laws relating to the Purchased Assets or the operation of such assets where such failure or failures would individually or in the aggregate have a material adverse effect on the financial condition, business or results of operations of the Seller. There are no proceedings of record and no proceedings are pending or to the Seller's knowledge threatened, nor has Seller received any written notice regarding any violation of any Laws.

      (b) Schedule 2.12 contains copies of all reports of inspections by representatives of any federal, state or local governmental entity or agency of the Purchased Assets and properties since March 27, 2000 through the date hereof under OSHA and under all other applicable health and safety Laws. There are no safety, health, environmental, anti-competitive or discrimination claims pending, nor to the knowledge of Seller, threatened relating to the Purchased Assets or the Seller's business in connection therewith.

    2.13  Intellectual Property.  Schedule 2.13 contains a complete and accurate list and summary description of all Intellectual Property Assets (as defined in Section 1.1(b) hereof). Seller represents and warrants that Seller is the sole and exclusive owner of the entire right, title and interest in and to the Intellectual Property Assets other than the rights of licensors and licensees under any license agreements identified in Schedule 2.13, and has good and marketable title to the Intellectual Property Assets free and clear of all royalty obligations, security interests, liens and encumbrances. Seller does not unlawfully or wrongfully use or possess any Intellectual Property Assets and did not misappropriate the Intellectual Property Assets from another person or entity. To the Seller's knowledge, Seller's use of the Intellectual Property Assets does not conflict with or infringe upon the rights of any third party and no such claim of infringement or violation has been threatened or asserted or is pending against Seller, its end-user customers, licensees or licensors. Furthermore, no product, including final and intermediate products, made, imported, offered for sale, sold or distributed by Seller related to the Purchased Assets, or service provided by Seller related to the Purchased Assets, violates any license or infringes any intellectual property rights of any third party. Seller has not entered into any agreement, license, release, or order that restricts the right of Seller or Purchaser to exploit the Intellectual Property Assets in any way. The Intellectual Property Assets are valid and enforceable and Seller has taken all commercially reasonable steps to ensure the validity and enforceability of the Intellectual Property Assets. Seller has not entered into any agreement, license, release, or order that restricts the right of Seller or Purchaser to exploit the Intellectual Property Assets in any way. The execution, delivery and performance of this Agreement by Seller does not and will not violate any security agreement, indenture, order, or other instrument to which Seller is a party or by which it or any of its assets is bound. Each Intellectual Property Asset owned or used by the Seller immediately prior to the Closing Date will be owned or available for the same use (as applicable) by the Purchaser, on the same terms and conditions as owned or used by the Seller, immediately subsequent to the Closing Date.

    2.14  Suppliers.  Except as set forth on Schedule 2.14, no supplier of goods or services to the Seller that has made sales or provided services in connection with the Purchased Assets representing, individually or in the aggregate, more than $5,000 in payments or commitments by Seller within the last twelve (12) months has (i) ceased, or indicated any intention to cease, doing business with Seller, or (ii) changed or indicated any intention to change any terms or conditions for future supply or sale of products or services related to the Purchased Assets from the terms or conditions that existed with respect to the supply or sale of such products or services during the twelve (12) month period ending on the date hereof.

    2.15  Disclosure.  No representation or warranty made by Seller in this Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to Purchaser, by or on behalf of Seller in connection with any of the transactions contemplated by this Agreement contains any untrue statement of fact or omits to state a fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser hereby represents and warrants to Seller as follows:

    3.1  Corporate Organization, etc.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with all requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its assets. Purchaser is in good standing and authorized to do business in each jurisdiction in which the character of its business makes such qualification necessary except for such jurisdictions where the failure to be in such standing and so authorized will not have a material adverse effect on the financial condition, business or results of operations of the Purchaser. Purchaser has all federal, state, local and foreign licenses, permits or other approvals required for the operation of its business as now being conducted, except where failure to have such licenses, permits or approvals would not have a material adverse effect on the financial condition, business or results of operations of the Purchaser.

    3.2  Capitalization.  As of the date of this Agreement, Purchaser has authorized capital stock consisting of 50,000,000 shares of common stock, $1.00 par value per share.

    3.3  Authorization, etc.  Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Purchaser has duly authorized the execution and delivery of this Agreement and the transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby.

    3.4  No Violation.  Purchaser is not subject to or obligated under its certificate of incorporation, bylaw, any Laws, or any agreement or instrument, or any license, franchise or permit, which would be breached or violated by its execution, delivery or performance of this Agreement. Purchaser is in compliance with all Laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby, except where failure to comply would not have a material adverse effect on the Purchaser.

    3.5  Governmental Authorities.  Purchaser is not required to submit any notice, report or other filing with and no consent, approval or authorization is required by any governmental or regulatory authority in connection with Purchaser's execution, delivery, consummation or performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain such consents, approvals, authorizations or to make such filings or notifications, would not be material to the Purchaser or have a material adverse effect on the Purchaser.

    3.6  Litigation.  There is no suit, action, investigation or proceeding pending or to the Purchaser's knowledge threatened against Purchaser which, if adversely determined, would adversely affect the Purchaser, or the transactions contemplated herein, nor has the Purchaser received notice of any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Purchaser affecting the Purchaser, or the transactions contemplated herein, or which, insofar as can be reasonably foreseen, in the future may have, any such effect.

    3.7  Disclosure.  No representation or warranty made by Purchaser in this Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to Seller, by or on behalf of Purchaser in connection with any of the transactions contemplated by this Agreement contains any untrue statement of fact or omits to state a fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made.

ARTICLE IV
AGREEMENTS

    Purchaser and Seller covenant and agree that:

    4.1  Agreement to Defend.  In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving a party hereto, the other parties will cooperate with such party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

    4.2  Consultants, Brokers and Finders.  Seller and Purchaser each represent and warrant to the other that they have not retained any consultant, broker or finder in connection with the transactions contemplated by this Agreement. Purchaser hereby agrees to indemnify, defend and hold Seller and its respective officers, directors, employees and affiliates, harmless from and against any and all claims, liabilities or expenses for any brokerage fees, commissions or finders fees due to any consultant, broker or finder retained by Purchaser. Seller agrees to indemnify, defend and hold Purchaser and its officers, directors, employees and affiliates, harmless from and against any and all claims, liabilities or expenses for any brokerage fees, commissions or finders fees due to any consultant, broker or finder retained by Seller.

    4.3  Apportionment of Taxes.  Notwithstanding any other provision of this Agreement, Seller shall be liable and indemnify Purchaser for all Taxes attributable to the ownership or sale of the Purchased Assets or any operations of the Seller for all taxable periods commencing on or after March 28, 2000 and ending on the Closing Date ("Pre-Closing Taxes"). Taxes which are real property or personal property Taxes shall be allocated to Pre-Closing Taxes based on the number of days in the applicable taxable period during which the Purchased Assets were owned by the Seller over the total number of days in such taxable period. If Purchaser makes a payment of any Pre-Closing Taxes or any Transfer Taxes, as defined below, Purchaser shall be entitled to prompt reimbursement from Seller for such Taxes upon presentation to Seller of written evidence of such payment. Seller shall indemnify Purchaser for any sales, use, documentary, recording, stamp, transfer or similar Taxes arising from the sale of the Purchased Assets and the transactions contemplated by this Agreement ("Transfer Taxes"). Claims arising under this Section 4.3 shall survive for the full period of any applicable statute of limitations plus an additional ninety (90) days.

    4.4  Confidentiality.  The parties acknowledge that the Seller and the Purchaser's representatives and agents previously executed a letter agreement, dated as of August 14, 2001 (the "Letter Agreement"), the confidentiality provisions of which will continue in full force and effect in accordance with their terms.

    4.5  Books and Records.  Purchaser shall preserve and keep Seller's books and records delivered hereunder for a period of three (3) years from the date hereof and shall, during such period, make such books and records available to officers and directors of Seller at Purchaser's offices for any reasonable purpose at reasonable times after Purchaser receives written notice at least fifteen (15) days prior to such inspection request.

    4.6  Restrictive Covenants.  The Purchaser and the Seller agree to enter into, within 30 days after the Closing Date, a mutually acceptable restrictive covenant agreement restricting the Seller, for a five year period from and after the Closing Date, from competing with the Purchaser in the business of healthcare claims application services provider.

ARTICLE V
DELIVERIES OF THE PARTIES

    5.1  Deliveries of the Purchaser.  At the Closing, the Purchaser has delivered the following to the Seller:

      (a) Note. The Note, duly executed by the Purchaser;

      (b) Security Agreement. The Security Agreement, duly executed by the Purchaser;

      (c) Bill of Sale. A bill of sale, substantially in the form of Exhibit E attached hereto (the "Bill of Sale"), duly executed by the Purchaser;

      (d) Assignment and Assumption Agreement. An assignment and assumption agreement, substantially in the form of Exhibit F attached hereto (the "Assignment Agreement"), duly executed by the Purchaser;

      (e) Stock Purchase Agreement. An executed stock purchase agreement of even date herewith, pursuant to which the Purchaser shall acquire all of the issued and outstanding capital stock of Muscato Corporation from the Seller (the "Stock Purchase Agreement");

      (f) Legal Opinion. The legal opinion of Shumaker, Loop & Kendrick, LLP, legal counsel to Purchaser, substantially in the form attached hereto as Exhibit G.

    5.2  Deliveries of the Seller.  At the Closing, the Seller has delivered the following to Purchaser:

      (a) Bill of Sale. The Bill of Sale, duly executed by the Seller.

      (b) Assignment Agreement. The Assignment Agreement, duly executed by the Seller;

      (c) Stock Purchase Agreement. The Stock Purchase Agreement, duly executed by the Seller;

      (d) Consents. Such consents of third parties required to consummate the transactions contemplated herein.

      (e) Books and Records. The Seller's books and records related to the Purchased Assets (which books and records shall not include the corporate seal, minute books, charter documents or stock transfer books and records of the Seller).

      (f) Legal Opinion. The legal opinion of Morris, Manning & Martin, LLP, legal counsel to the Seller, substantially in the form attached hereto as Exhibit H.

ARTICLE VI
INDEMNIFICATION

    6.1  Survival of Representations, Warranties and Covenants.  The representations and warranties of the Seller contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on June 30, 2003; provided, however, that the representations and warranties of Seller contained in Sections 2.1 (Corporate Organization, etc.), 2.2 (Authorization, etc.), 2.9 (Title and Related Matters) and 2.11 (Tax Matters) shall survive until the expiration of the applicable statute of limitations and any extensions thereof. The representations and warranties of the Purchaser contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on June 30, 2003; provided, however, that the representations and warranties of Purchaser contained in Sections 3.1 (Corporate Organization, etc.), 3.2 (Capitalization) and 3.3 (Authorization, etc.) shall survive until the expiration of the applicable statute of limitations and any extensions thereof.

    6.2  Purchaser Indemnification.

      (a) The Seller agrees to indemnify and hold the Purchaser and its officers, directors and affiliates after the Closing (the "Purchaser Indemnified Parties"), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense relating to such claim, loss, liability, damage, deficiency, cost or expense (hereinafter individually a "Loss" and collectively, "Losses") incurred or suffered by the Purchaser Indemnified Parties, or any of them, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Seller contained in this Agreement, (ii) any failure by the Seller to perform or comply with any covenant applicable to it contained in this Agreement, and (iii) any liabilities or obligations of the Seller not included in the Assumed Liabilities; provided, however, that notwithstanding anything in this Article VI to the contrary, the Seller shall have no indemnification obligation to any Purchaser Indemnified Party or any other party for any Loss arising directly or indirectly as a result of any breach or inaccuracy of any representation or warranty herein relating to events that occurred or facts and circumstances that existed exclusively on or before March 27, 2000, all of which liability shall be treated in accordance with that certain asset purchase agreement dated as of March 27, 2000 (the "Prior Agreement"), by and among the Buyer, the Seller and the Affiliates (as such terms are defined in the Prior Agreement).

      (b) Indemnification Procedure.

        (i) Promptly after receipt by a Purchaser Indemnified Party of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought under this Agreement, such Purchaser Indemnified Party shall notify the Seller of such complaint or of the commencement of such action or proceeding; provided, however, that failure to so notify the Seller shall not relieve the Seller from liability for such claims except and only to the extent that such failure to notify the Seller results in the forfeiture of, or otherwise prejudices the Seller's ability to establish, rights and defenses otherwise available to the Seller with respect to such claim. The Seller shall have the right, upon written notice to the Purchaser Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Purchaser Indemnified Party and the payment of the fees and disbursements of such counsel as incurred. If the Seller does not elect to assume control of the defense of any such claims, the Seller shall be bound by the results otherwise obtained with respect to such claim. In the event, however, that the Seller declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Purchaser Indemnified Party, in either case in a timely manner, then such Purchaser Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Seller shall pay the reasonable fees and disbursements of such counsel upon receipt of an invoice; provided, however, that the Seller shall not be required to pay the fees and disbursements of more than one counsel for all Purchaser Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought under this Agreement, the Purchaser Indemnified Parties or the Seller, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Purchaser Indemnified Parties or the Seller, as the case may be, shall at all times use reasonable efforts to keep the Seller or the Purchaser Indemnified Parties, as the case may be, reasonably apprised of the status of the defense of any claim the defense of which they are maintaining, and to cooperate in good faith with each other with respect to the defense of any such action.

        (ii) Notwithstanding anything herein to the contrary (including responsibility for defense of the claim), no Purchaser Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought from the Seller under this Agreement, unless such settlement, compromise or consent includes an unconditional release of the Seller from all liability arising out of such claim, otherwise the prior written consent of the Seller must be obtained. The Seller shall not, without the prior written consent of the Purchaser, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Agreement unless such settlement, compromise or consent includes an unconditional release of the Purchaser Indemnified Parties from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Purchaser, any of the Purchaser Indemnified Parties or any of their respective affiliates.

        (iii) In the event that a Purchaser Indemnified Party does claim a right to payment pursuant to this Agreement, such Purchaser Indemnified Party shall send written notice of such claim to the Seller. Such notice shall specify the basis for such claim. As promptly as possible after the Purchaser Indemnified Party has given such notice, such Purchaser Indemnified Party and the Seller shall establish the merits and amount of such claim (by mutual agreement or arbitration as set forth in Section 6.2 hereof).

      (c) Indemnification Limitations. Notwithstanding any other provision of this Agreement, the Purchaser Indemnified Parties shall not be entitled to indemnification hereunder and may not make any claim for a Loss unless and until one or more claims have been made according to this Article VI and said claims are in excess of $15,000 in the aggregate (the "Basket Amount"), in which case the Purchaser shall be entitled to recover all Losses in excess of the Basket Amount. The foregoing Basket Amount shall not apply with respect to (i) any breaches of representations, warranties or covenants contained in Sections 2.10 (Title and Related Matters) or 2.12 (Tax Matters), or (ii) any liabilities of the Seller not included in the Assumed Liabilities. The indemnification obligations of the Seller under this Article VI shall be limited, in the aggregate, to the lesser of (y) $750,000 and (z) the Purchase Price actually received hereunder and pursuant to the Stock Purchase Agreement (the "Cap"); provided, however, that the Cap shall not apply to (y) indemnification obligations of the Seller with respect to any breaches of representations and warranties contained in Sections 2.10 (Title and Related Matters) and 2.12 (Tax Matters), or (z) any liabilities of the Seller not included in the Assumed Liabilities.

    6.3  Seller's Indemnification.

      (a) The Purchaser agrees to indemnify and hold the Seller and its officers, directors and affiliates (the "Seller Indemnified Parties"), harmless against all Losses incurred or suffered by the Seller Indemnified Parties, or any of them, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Purchaser contained in this Agreement, (ii) any failure by the Purchaser to perform or comply with any covenant applicable to it contained in this Agreement, or (iii) the Assumed Liabilities.

      (b) Indemnification Procedure.

        (i) Promptly after receipt by a Seller Indemnified Party of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought under this Agreement, such Seller Indemnified Party shall notify the Purchaser of such complaint or of the commencement of such action or proceeding; provided, however, that failure to so notify the Purchaser does not relieve the Purchaser from liability for such claim except and only to the extent that such failure to notify the Purchaser results in the forfeiture of, or otherwise prejudices the Purchaser's or any of its affiliates ability to establish rights and defenses otherwise available to the Purchaser or any of its affiliates with respect to such claim. The Purchaser will have the right, upon written notice to the Seller Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to Seller Indemnified Party and the payment of the reasonable fees and disbursements of such counsel as incurred. If the Purchaser does not elect to assume control of the defense of any such claims, the Purchaser shall be bound by the results otherwise obtained with respect to such claim. In the event, however, that the Purchaser declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Seller Indemnified Party, in either case in a timely manner, then such Seller Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Purchaser shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Purchaser is not required to pay the fees and disbursements of more than one counsel for all Seller Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought under this Agreement, Seller Indemnified Parties or the Purchaser, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Seller Indemnified Parties or the Purchaser, as the case may be, shall at all times use reasonable efforts to keep the Purchaser or the Seller Indemnified Parties, as the case may be, reasonably apprised of the status of the defense of any claim the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

        (ii) No Seller Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought from the Purchaser under this Agreement without the prior written consent of the Purchaser, unless such settlement, compromise or consent includes an unconditional release of the Purchaser and its affiliates from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Purchaser, any of the Seller Indemnified Parties or any of their respective affiliates. The Purchaser shall not, without the prior written consent of each Seller Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Agreement unless such settlement, compromise or consent includes an unconditional release of the Seller Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any material manner affects, restrains or interferes with the business of the Seller Indemnified Parties or any of their respective affiliates.

        (iii) In the event that a Seller Indemnified Party does claim a right to payment pursuant to this Agreement, such Seller Indemnified Party shall send written notice of such claim to the Purchaser. Such notice shall specify the basis for such claim. As promptly as possible after such Seller Indemnified Party has given such notice, the Seller and the Purchaser shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration, mediation or otherwise) and, within five business days of the final determination of the merits and amount of such claim, the Purchaser shall deliver an amount of cash in immediately available funds to such Seller Indemnified Party as appropriate to satisfy and discharge such claim as so determined.

    6.4  Exclusive Remedy; Set Off.  Article VI of this Agreement contains each indemnified party's sole and exclusive remedy for monetary compensation with respect to any claim under this Agreement and any agreement, but shall not preclude any party from seeking equitable remedies. In calculating losses for the purposes hereof, proper adjustments shall be made to take into account any insurance proceeds actually received by the indemnified party in connection therewith, net of increased costs with respect to insurance premiums of such indemnified party. Subject to the terms and conditions set forth in Article VI of this Agreement, the Purchaser shall be entitled, but shall not be obligated, to set off against its payments to be made pursuant to the Note and the promissory note made in favor of the Seller pursuant to the Stock Purchase Agreement claims for Losses pursuant to Section 6.2 hereof.

ARTICLE VII
MISCELLANEOUS PROVISIONS

    7.1  Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of Seller and Purchaser.

    7.2  Waiver of Compliance; Consents.  Any failure of Seller on the one hand, or Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Purchaser or by Seller, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.2.

    7.3  Expenses.  Each party will pay its own legal, accounting and other expenses incurred by such party or on its behalf in connection with this Agreement and the transactions contemplated herein.

    7.4  Notices.  Any notice, request, consent or communication (collectively a "Notice") under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (iv) telexed or telecopied, with receipt confirmed, addressed as follows:

  (a)
  If to Seller:

      Optio Software, Inc.
      Windward Plaza
      Windward Fairways II
      Alpharetta, Georgia 30005
      Attention: Warren Neuburger, Chief Executive Officer
      Telecopy No.: (770) 576-3695

      with a copy (which shall not constitute notice) to:

      Morris, Manning & Martin, L.L.P.
      1600 Atlanta Financial Center
      3343 Peachtree Road, N.E.
      Atlanta, Georgia 30326
      Attention: Ward S. Bondurant, Esq.
      Telecopy No.: (404) 365-9532

  (b)
  If to Purchaser to:

      M2 Systems Corporation
      Michael A. Muscato, President
      808 Virginia Drive
      Orlando, Florida 32803
      Telecopy No.: (407) 895-7434

      with a copy (which shall not constitute notice) to:

      Shumaker, Loop & Kendrick, LLP
      101 East Kennedy Blvd., Suite 2800
      Tampa, Florida 33602
      Attention: Gregory C. Yadley, Esq.
      Telecopy No.: (813) 229-1660

or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) five (5) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

    7.5  Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party; provided, however, that the Purchaser shall have the right to assign any or all of the rights, assets or covenants under this Agreement to an affiliate of the Purchaser, provided, that the Purchaser shall remain liable for its obligations set forth herein. For purposes of this Section 7.5, the term "affiliate" shall mean a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such person.

    7.6  Governing Law; Dispute Resolution.

      (a) This Agreement shall be governed by the laws of the State of Florida (regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the State of Florida) as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies.

      (b) Any dispute between any of the parties hereto or any claim by a party against another party arising out of or relating to this Agreement or relating to any alleged breach thereof shall be determined by arbitration in accordance with the rules then in force of the American Arbitration Association. The arbitration proceedings shall take place in Atlanta, Georgia or such other location as the parties in dispute may agree upon. The arbitration proceedings shall be subject to the substantive laws of the State of Georgia. There shall be one arbitrator, as shall be agreed upon by the parties in dispute, who shall be an individual skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. In the absence of such an agreement, each party in dispute shall select one arbitrator and the arbitrators so selected shall select a third arbitrator. In the event the arbitrators cannot agree upon the selection of a third arbitrator, such third arbitrator shall be appointed by the American Arbitration Association at the request of any of the parties in dispute. The arbitrator shall be an individual skilled in the legal and the business aspects of the subject matter of this Agreement and of the dispute. The decision rendered by the arbitrator shall be accompanied by a written opinion in support thereof. Such decision shall be final and binding upon the parties in dispute without right of appeal. Judgment upon any such decision may be entered into in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the decision in an order of enforcement. Costs of the arbitration shall be assessed by the arbitrator against all or any of the parties in dispute and shall be paid promptly by the party or parties so assessed.

    7.7  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    7.8  Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    7.9  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    7.10  Neutral Interpretation.  This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

    7.11  Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    7.12  Entire Agreement.  This Agreement, which term as used throughout includes the Exhibits hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

    IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first hereinabove set forth.

PURCHASER:
M2 SYSTEMS CORPORATION
By:	/s/ JOSEPH ADAMS
Name:	Joseph Adams
Title:	President
SELLER:
OPTIO SOFTWARE, INC.
By:	/s/ WARREN K. NEUBURGER
Name:	Warren K. Neuburger
Title:	President and Chief Executive Officer

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AGREEMENT FOR PURCHASE AND SALE OF ASSETS